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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Civic BanCorp:

We consent to incorporation by reference in the registration statements (Nos. 33-94566 and 33-65309) on Form S-8 of Civic BanCorp of our report dated January 21, 1998, relating to the consolidated balance sheets of Civic BanCorp and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Civic BanCorp.



San Jose, California
March 19, 1998